Exhibit (a)(5)(iv)
FOR IMMEDIATE RELEASE
Agilysys Files Amendments to Form 8-Ks Regarding Recent Acquisitions
BOCA RATON, Fla. — September 14, 2007 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, announced today that it has filed amendments to the Form 8-Ks that it had previously filed with the Securities and Exchange Commission in connection with its acquisitions of Innovativ Systems Design, Inc. and InfoGenesis. These amendments include audited historical financial statements and pro forma financial information for the acquired companies. Agilysys announced its intent to file these amendments in its release of August 21, 2007.
In connection with the completion of the audit of the historical financial statements of Innovativ, the amendments reflect certain accounting policies that were conformed to Agilysys’ current practices, which are in accordance with U.S. generally accepted accounting principles. These accounting policies relate to revenues generated from the sale of third-party service contracts. In the historical consolidated income statements included in the Form 8-K amendments, these service revenues now reflect “commission” received (equal to the selling price less the cost of sale), rather than the full amount of the selling price with separate reporting of the cost of sale. Although conformity of this accounting policy results in a reduction of net sales presented in the consolidated income statements, there is no impact on gross margin or operating results.
Shareholders and other interested parties are encouraged to review the Form 8-K amendments, together with the company’s other financial filings and communications, to gain a more complete understanding of the acquired companies’ impact on Agilysys’ business.
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, sales volume, margin improvements, cost savings, and new product introductions.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is

CONFIDENTIAL DRAFT OF 9/14/07 Final
included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.
Notwithstanding any statement in this press release to the contrary, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit http://www.agilysys.com.

Analysts/Investor Contact:	Martin Ellis
Executive Vice President, Treasurer and Chief Financial Officer
Agilysys, Inc.
561-999-8780
martin.ellis@agilysys.com

Media Contact:	Julie Young
Director, Corporate Communications
Agilysys, Inc.
440-519-8160
julie.young@agilysys.com
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